Exhibit 1

EXHIBIT 1 TO FORM 8-K

June 24, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated June 24, 2004, of SRI/Surgical Express, Inc. and are in agreement with the statements contained in the second and third paragraphs on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein. We were notified of SRI/Surgical Express, Inc.’s decision to change their certified public accountants on June 23, 2004.